Term Sheet To prospectus dated November 7, 2014, prospectus supplement dated November 7, 2014 and product supplement no. 4a-I dated November 7, 2014	Term Sheet to Product Supplement No. 4a-I Registration Statement No. 333-199966 Dated December 24, 2014; Rule 433

Structured Investments
$
Auto Callable Contingent Interest Accrual Notes Linked to the Least Performing of the Common Shares of Aetna Inc., the Common Stock of Cigna Corporation, the Common Stock of The Hartford Financial Services Group, Inc. and the Common Stock of MetLife, Inc. due December 29, 2017

General
•
The notes are designed for investors who seek variable monthly Contingent Interest Payments determined by reference to the closing price of one share of each Reference Stock on each scheduled trading day during the monthly Accrual Determination Periods.  Interest will accrue on the notes on a scheduled trading day during an Accrual Determination Period only if the closing price of one share of each Reference Stock on that scheduled trading day is greater than or equal to 63.50% of its Initial Stock Price, which we refer to as an Interest Barrier.  Investors should be willing to forgo fixed interest and dividend payments in exchange for the opportunity to receive Contingent Interest Payments.

•
Investors in the notes should be willing to accept the risk of losing some or all of their principal if a Trigger Event (as defined below) has occurred and the risk that no Contingent Interest Payment may be made with respect to some or all Accrual Determination Periods.

•
The notes will be automatically called if the closing price of one share of each Reference Stock on any Review Date (other than the final Review Date) is greater than or equal to its Initial Stock Price.  The earliest date on which an automatic call may be initiated is March 26, 2015.

•	The notes are unsecured and unsubordinated obligations of JPMorgan Chase & Co. Any payment on the notes is subject to the credit risk of JPMorgan Chase & Co.
•
The payment at maturity is not linked to a basket composed of the Reference Stocks.  The payment at maturity is linked to the performance of each of the Reference Stocks individually, as described below.

•	Minimum denominations of $1,000 and integral multiples thereof
Key Terms
Reference Stocks:	As specified under “Key Terms Relating to the Reference Stocks” on page TS-2 of this term sheet
Contingent Interest Payments:
Notwithstanding anything to the contrary in the accompanying product supplement, if the notes have not been automatically called, you will receive on the applicable Interest Payment Date for each $1,000 principal amount note a Contingent Interest Payment equal to:
$1,000 × n/252 × Contingent Interest Rate
where “n” = the aggregate number of scheduled trading days in the applicable Accrual Determination Period on which the closing price of one share of each Reference Stock is greater than or equal to its Interest Barrier.
If, on each scheduled trading day of an Accrual Determination Period, the closing price of one share of any Reference Stock is less than its Interest Barrier, you will not receive any interest payment for that Accrual Determination Period.

Interest Barrier / Trigger Level:	With respect to each Reference Stock, an amount that represents 63.50% of its Initial Stock Price, as specified under “Key Terms Relating to the Reference Stocks” on page TS-2 of this term sheet
Contingent Interest Rate:
At least 7.15%* per annum.  This is reflected in the monthly Contingent Interest Payment calculation.
*The actual Contingent Interest Rate will be provided in the pricing supplement and will not be less than 7.15% per annum.

Automatic Call:
If the closing price of one share of each Reference Stock on any Review Date (other than the final Review Date) is greater than or equal to its Initial Stock Price, the notes will be automatically called for a cash payment, for each $1,000 principal amount note, equal to (a) $1,000 plus (b) any Contingent Interest Payment payable on the Interest Payment Date corresponding to the applicable Call Settlement Date.  This cash payment will be payable on the applicable Call Settlement Date.

Payment at Maturity:
If the notes have not been automatically called and a Trigger Event has not occurred, you will receive a cash payment at maturity, for each $1,000 principal amount note, equal to (a) $1,000 plus (b) any Contingent Interest Payment payable at maturity.

If the notes have not been automatically called and a Trigger Event has occurred, at maturity you will lose 1% of the principal amount of your notes for every 1% that the Final Stock Price of the Least Performing Reference Stock is less than its Initial Stock Price, subject to any Contingent Interest Payment payable at maturity.  Under these circumstances, your payment at maturity per $1,000 principal amount note, in addition to any Contingent Interest Payment, will be calculated as follows:

$1,000 + ($1,000 × Least Performing Stock Return)
If the notes have not been automatically called and a Trigger Event has occurred, you will lose more than 36.50% of your principal amount and could lose up to the entire principal amount of your notes at maturity.

Trigger Event:	A Trigger Event occurs if the Final Stock Price (i.e., the closing price on the final Review Date) of any Reference Stock is less than its Trigger Level
Pricing Date:	On or about December 26, 2014
Original Issue Date (Settlement Date):	On or about December 31, 2014
Review Dates†:
March 26, 2015, June 26, 2015, September 28, 2015, December 28, 2015, March 28, 2016, June 27, 2016, September 26, 2016, December 27, 2016, March 27, 2017, June 26, 2017, September 26, 2017 and December 26, 2017 (the “final Review Date”)

Call Settlement Date†:	If the notes are automatically called on any Review Date (other than the final Review Date), the first Interest Payment Date immediately following that Review Date.
Maturity Date†:	December 29, 2017
CUSIP:	48127D4K1
Other Key Terms:	See “Additional Key Terms” in this term sheet
†
Subject to postponement in the event of certain market disruption events and as described under “General Terms of Notes — Postponement of a Determination Date — Notes Linked to Multiple Underlyings” and “General Terms of Notes — Postponement of a Payment Date” in the accompanying product supplement no. 4a-I

Investing in the notes involves a number of risks.  See “Risk Factors” beginning on page PS-8 of the accompanying product supplement no. 4a-I and “Selected Risk Considerations” beginning on page TS-4 of this term sheet.
Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this term sheet or the accompanying product supplement, prospectus supplement and prospectus.  Any representation to the contrary is a criminal offense.
	Price to Public (1)	Fees and Commissions (2)	Proceeds to Issuer
Per note	$1,000	$	$
Total	$	$	$
(1)	See “Supplemental Use of Proceeds” in this term sheet for information about the components of the price to public of the notes.
(2)
J.P. Morgan Securities LLC, which we refer to as JPMS, acting as agent for JPMorgan Chase & Co., will pay all of the selling commissions it receives from us to other affiliated or unaffiliated dealers.  If the notes priced today, the selling commissions would be approximately $32.50 per $1,000 principal amount note and in no event will these selling commissions exceed $35.00 per $1,000 principal amount note..  See “Plan of Distribution (Conflicts of Interest)” beginning on page PS-87 of the accompanying product supplement no. 4a-I.

If the notes priced today, the estimated value of the notes as determined by JPMS would be approximately $915.80 per $1,000 principal amount note. JPMS’s estimated value of the notes, when the terms of the notes are set, will be provided by JPMS in the pricing supplement and will not be less than $900.00 per $1,000 principal amount note. See “JPMS’s Estimated Value of the Notes” in this term sheet for additional information.
The notes are not bank deposits, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and are not obligations of, or guaranteed by, a bank.
December 24, 2014

Additional Terms Specific to the Notes

JPMorgan Chase & Co. has filed a registration statement (including a prospectus) with the SEC for the offering to which this term sheet relates.  Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that JPMorgan Chase & Co. has filed with the SEC for more complete information about JPMorgan Chase & Co. and this offering.  You may get these documents without cost by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively, JPMorgan Chase & Co., any agent or any dealer participating in this offering will arrange to send you the prospectus, the prospectus supplement, product supplement no. 4a-I and this term sheet if you so request by calling toll-free 866-535-9248.

You may revoke your offer to purchase the notes at any time prior to the time at which we accept such offer by notifying the applicable agent.  We reserve the right to change the terms of, or reject any offer to purchase, the notes prior to their issuance.  In the event of any changes to the terms of the notes, we will notify you and you will be asked to accept such changes in connection with your purchase.  You may also choose to reject such changes, in which case we may reject your offer to purchase.

You should read this term sheet together with the prospectus, as supplemented by the prospectus supplement, each dated November 7, 2014 relating to our Series E medium-term notes of which these notes are a part, and the more detailed information contained in product supplement no. 4a-I dated November 7, 2014.  This term sheet, together with the documents listed below, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours.  You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement no. 4a-I, as the notes involve risks not associated with conventional debt securities.  We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Product supplement no. 4a-I dated November 7, 2014: http://www.sec.gov/Archives/edgar/data/19617/000089109214008407/e61359_424b2.pdf

•	Underlying supplement no. 1a-I dated November 7, 2014: http://www.sec.gov/Archives/edgar/data/19617/000089109214008410/e61337_424b2.pdf

•	Prospectus supplement and prospectus, each dated November 7, 2014: http://www.sec.gov/Archives/edgar/data/19617/000089109214008397/e61348_424b2.pdf

Our Central Index Key, or CIK, on the SEC website is 19617.  As used in this term sheet, “we,” “us” and “our” refer to JPMorgan Chase & Co.

Additional Key Terms

Accrual Determination Period:
The period from, but excluding, the Pricing Date to, and including, the first Periodic Final Accrual Determination Date and each successive period from, but excluding, a Periodic Final Accrual Determination Date to, and including, the next succeeding Periodic Final Accrual Determination Date

Periodic Final Accrual Determination Dates†:	As specified under “Periodic Final Accrual Determinations Dates and Interest Payment Dates” below
Interest Payment Dates: †
Interest on the notes will be payable monthly in arrears on the Interest Payment Date immediately following the applicable Periodic Final Accrual Determination Date, commencing January 29, 2015, up to and including the Interest Payment Date corresponding to the Maturity Date, or, if the notes have been automatically called, the applicable Call Settlement Date.  The Interest Payment Dates are specified under “Periodic Final Accrual Determination Dates and Interest Payment Dates” below.  See “Selected Purchase Considerations — Variable Monthly Contingent Interest Payments” in this term sheet for more information.

Initial Stock Price:	With respect to each Reference Stock, the closing price of one share of that Reference Stock on the Pricing Date, as specified under “Key Terms Relating to the Reference Stocks” in this term sheet.
Final Stock Price:	With respect to each Reference Stock, the closing price of one share of that Reference Stock on the final Review Date
Stock Adjustment Factor:
With respect to each Reference Stock, the Stock Adjustment Factor is referenced in determining the closing price of one share of that Reference Stock and is set initially at 1.0 on the Pricing Date. The Stock Adjustment Factor of each Reference Stock is subject to adjustment upon the occurrence of certain corporate events affecting that Reference Stock.  See “The Underlyings — Reference Stocks — Anti-Dilution Adjustments” and “The Underlyings — Reference Stocks — Reorganization Events” in the accompanying product supplement no. 4a-I for further information about these adjustments.

Stock Return:	With respect to each Reference Stock: (Final Stock Price – Initial Stock Price) Initial Stock Price
Least Performing Reference Stock:	The Reference Stock with the Least Performing Stock Return
Least Performing Stock Return:	The lowest of the Stock Returns of the Reference Stocks
†     Subject to postponement in the event of certain market disruption events and as described under “General Terms of Notes — Postponement of a Determination Date — Notes Linked to Multiple Underlyings” and “General Terms of Notes — Postponement of a Payment Date” in the accompanying product supplement no. 4a-I

JPMorgan Structured Investments —
Auto Callable Contingent Interest Accrual Notes Linked to the Least Performing of the Common Shares of Aetna Inc., the Common Stock of Cigna Corporation, the Common Stock of The Hartford Financial Services Group, Inc. and the Common Stock of MetLife, Inc.
TS-1

Key Terms Relating to the Reference Stocks

The Reference Stocks, the Bloomberg ticker symbol of each Reference Stock and the Initial Stock Price, the Interest Barrier and Trigger Level of each Reference Stock  are set forth below:

Reference Stock	Ticker Symbol	Initial Stock Price**	Interest Barrier/Trigger Level**
Common shares of Aetna Inc., par value $0.01 per share	AET
Common stock of Cigna Corporation, par value $0.25 per share	CI
Common stock of The Hartford Financial Services Group, Inc., par value $0.01 per share	HIG
Common stock of MetLife, Inc., par value $0.01 per share	MET

**To be provided in the pricing supplement

Periodic Final Accrual Determination Dates and Interest Payment Dates

Periodic Final Accrual Determination Dates†	Interest Payment Dates†
1/26/2015	1/29/2015
2/26/2015	3/3/2015
3/26/2015	3/31/2015
4/27/2015	4/30/2015
5/26/2015	5/29/2015
6/26/2015	7/1/2015
7/27/2015	7/30/2015
8/26/2015	8/31/2015
9/28/2015	10/1/2015
10/26/2015	10/29/2015
11/27/2015	12/2/2015
12/28/2015	12/31/2015
1/26/2016	1/29/2016
2/26/2016	3/2/2016
3/28/2016	3/31/2016
4/26/2016	4/29/2016
5/26/2016	6/1/2016
6/27/2016	6/30/2016
7/26/2016	7/29/2016
8/26/2016	8/31/2016
9/26/2016	9/29/2016
10/26/2016	10/31/2016
11/28/2016	12/1/2016
12/27/2016	12/30/2016
1/26/2017	1/31/2017
2/27/2017	3/2/2017
3/27/2017	3/30/2017
4/26/2017	5/1/2017
5/26/2017	6/1/2017
6/26/2017	6/29/2017
7/26/2017	7/31/2017
8/28/2017	8/31/2017
9/26/2017	9/29/2017
10/26/2017	10/31/2017
11/27/2017	11/30/2017
final Review Date	Maturity Date
†       Subject to postponement in the event of certain market disruption events and as described under “General Terms of Notes — Postponement of a Determination Date — Notes Linked to Multiple Underlyings” and “General Terms of Notes — Postponement of a Payment Date” in the accompanying product supplement no. 4a-I

JPMorgan Structured Investments —
Auto Callable Contingent Interest Accrual Notes Linked to the Least Performing of the Common Shares of Aetna Inc., the Common Stock of Cigna Corporation, the Common Stock of The Hartford Financial Services Group, Inc. and the Common Stock of MetLife, Inc.
TS-2

Supplemental Terms of the Notes

For purposes of the notes offered by this term sheet:

(a)
for purposes of determining “n” as set forth under “Key Terms — Contingent Interest Payments” in this term sheet, each scheduled trading day in an Accrual Determination Period is a Determination Date (as defined in the accompanying product supplement) and will be subject to postponement as described under “General Terms of Notes — Postponement of a Determination Date — Notes Linked to Multiple Underlyings” in the accompanying product supplement;

(b)
notwithstanding anything to the contrary in the accompanying product supplement, the amount of each Contingent Interest Payment will be calculated as set forth under “Key Terms — Contingent Interest Payments” in this term sheet and not according to the formula set forth under “Description of Notes — Payments on the Notes — Interest Payments” in the accompanying product supplement; and

(c)
notwithstanding anything to the contrary in the accompanying product supplement, in case an event of default with respect to the notes shall have occurred and be continuing, any amount payable as described under the second paragraph of “General Terms of Notes — Payment upon an Event of Default” will include any final Contingent Interest Payment calculated as set forth under “Key Terms — Contingent Interest Payments” in this term sheet as if the date of acceleration were (a) the final scheduled trading day of the relevant Accrual Determination Period and (b) the Final Disrupted Determination Date (as defined in the accompanying product supplement) for the final scheduled trading day of the relevant Accrual Determination Period (if the date of acceleration is a Disrupted Day (as defined in the accompanying product supplement).

Selected Purchase Considerations

•
VARIABLE MONTHLY CONTINGENT INTEREST PAYMENTS — The notes may pay variable monthly interest payments at the Contingent Interest Rate of at least 7.15%* per annum based on the number of scheduled trading days in the applicable Accrual Determination Period on which the closing price of one share of each Reference Stock is greater than or equal to its Interest Barrier.  Interest will accrue on the notes on a scheduled trading day during an Accrual Determination Period only if the closing price of one share of each Reference Stock is greater than or equal to its Interest Barrier.  The amount of any Contingent Interest Payment per $1,000 principal amount note payable on an Interest Payment Date is equal to the product of (a) $1,000, (b) the Contingent Interest Rate and (c) (i) the actual number of scheduled trading days during the applicable Accrual Determination Period on which the closing price of one share of each Reference Stock is greater than or equal to its Interest Barrier, divided by (ii) 252.  If payable, a Contingent Interest Payment will be made to the holders of record at the close of business on the business day immediately preceding the applicable Interest Payment Date.  Because the notes are our unsecured and unsubordinated obligations, payment of any amount on the notes is subject to our ability to pay our obligations as they become due.

*The actual Contingent Interest Rate will be provided in the pricing supplement and will not be less than 7.15% per annum.

•
POTENTIAL EARLY EXIT AS A RESULT OF THE AUTOMATIC CALL FEATURE — If the closing price of one share of each Reference Stock on any Review Date (other than the final Review Date) is greater than or equal to its Initial Stock Price, your notes will be automatically called prior to the Maturity Date.  Under these circumstances, you will receive a cash payment on the applicable Call Settlement Date, for each $1,000 principal amount note, equal to (a) $1,000 plus (b) any Contingent Interest Payment payable on the Interest Payment Date corresponding to that Call Settlement Date.

•
THE NOTES DO NOT GUARANTEE THE RETURN OF YOUR PRINCIPAL IF THE NOTES HAVE NOT BEEN AUTOMATICALLY CALLED — If the notes have not been automatically called, we will pay you your principal back at maturity only if  a Trigger Event has not occurred.  However, if the notes have not been automatically called and a Trigger Event has occurred, you will lose more than 36.50% of your principal amount and could lose up to the entire principal amount of your notes at maturity.

•
EXPOSURE TO EACH OF THE REFERENCE STOCKS — The return on the notes is linked to the Least Perfoming Reference Stock, which will be one of the four Reference Stocks.  See “Key Terms Relating to the Reference Stocks” and “The Reference Stocks” in this term sheet for more information.

•
TAX TREATMENT — You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement no. 4a-I.  In determining our reporting responsibilities we intend to treat (i) the notes for U.S. federal income tax purposes as prepaid forward contracts with associated contingent coupons and (ii) any Contingent Interest Payments as ordinary income, as described in the section entitled “Material U.S. Federal Income Tax Consequences — Tax Consequences to U.S. Holders — Notes Treated as Prepaid Forward Contracts with Associated Contingent Coupons” in the accompanying product supplement no. 4a-I.  Based on the advice of Davis Polk & Wardwell LLP, our special tax counsel, we believe that this is a reasonable treatment, but that there are other reasonable treatments that the IRS or a court may adopt, in which case the timing and character of any income or loss on the notes could be materially affected.  In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments and the relevance of factors such as the nature of the underlying property to which the instruments are linked.  While the

JPMorgan Structured Investments —
Auto Callable Contingent Interest Accrual Notes Linked to the Least Performing of the Common Shares of Aetna Inc., the Common Stock of Cigna Corporation, the Common Stock of The Hartford Financial Services Group, Inc. and the Common Stock of MetLife, Inc.
TS-3

notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially affect the tax consequences of an investment in the notes, possibly with retroactive effect.  You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the notes, including possible alternative treatments and the issues presented by this notice.

Non-U.S. Holders — Tax Considerations.  The U.S. federal income tax treatment of Contingent Interest Payments is uncertain, and although we believe it is reasonable to take a position that Contingent Interest Payments are not subject to U.S. withholding tax (at least if an applicable Form W-8 is provided), a withholding agent may nonetheless withhold on these payments (generally at a rate of 30%, subject to the possible reduction of that rate under an applicable income tax treaty), unless income from your notes is effectively connected with your conduct of a trade or business in the United States (and, if an applicable treaty so requires, attributable to a permanent establishment in the United States).  If you are not a United States person, you are urged to consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the notes in light of your particular circumstances.

FATCA.  Withholding under legislation commonly referred to as “FATCA” could apply to payments on the notes, and (if they are recharacterized, in whole or in part, as debt instruments) could also apply to the payment of gross proceeds of a sale of a note occurring after December 31, 2016 (including an automatic call or redemption at maturity).  You should consult your tax adviser regarding the potential application of FATCA to the notes.

In the event of any withholding on the notes, we will not be required to pay any additional amounts with respect to amounts so withheld.

Selected Risk Considerations

An investment in the notes involves significant risks.  Investing in the notes is not equivalent to investing directly in any or all of the Reference Stocks.  These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement no. 4a-I.

•
YOUR INVESTMENT IN THE NOTES MAY RESULT IN A LOSS — The notes do not guarantee any return of principal.  If the notes have not been automatically called and a Trigger Event has occurred, you will lose 1% of your principal amount at maturity for every 1% that the Final Stock Price of the Least Performing Reference Stock is less than the Initial Stock Price of the Least Performing Reference Stock.  Accordingly, under these circumstances, you will lose more than 36.50% of your principal amount and could lose up to the entire principal amount of your notes at maturity.

•
THE NOTES DO NOT PROVIDE FOR REGULAR INTEREST PAYMENTS AND MAY NOT PAY ANY INTEREST AT ALL — The terms of the notes differ from those of conventional debt securities in that, among other things, whether we pay interest is linked to the performance of each of the Reference Stocks.  The amount of interest, if any, you will receive with respect to each Accrual Determination Period will depend on the number of scheduled trading days during the relevant Accrual Determination Period on which the closing price of one share of each Reference Stock is greater than or equal to its Interest Barrier.  Although the Contingent Interest Rate is a fixed rate, the effective rate of interest paid by us for each Accrual Determination Period is not fixed.

Interest will accrue on the notes on a scheduled trading day during an Accrual Determination Period only if the closing price of one share of each Reference Stock on that scheduled trading day is greater than or equal to its Interest Barrier.  If, on each scheduled trading day of an Accrual Determination Period, the closing price of one share of any Reference Stock is less than its Interest Barrier, you will not receive any interest payment for that Accrual Determination Period.  If, on each scheduled trading day of each Accrual Determination Period, the closing price of one share of any Reference Stock is less than the Interest Barrier, you will not receive any interest payment on the notes.

If you do not earn sufficient Contingent Interest Payments over the term of the notes, the overall return on the notes may be less than the amount that would be paid on a conventional debt security issued by us with a comparable maturity.  Although the amount of any Contingent Interest Payment is determined, in part, by reference to the performance of each of the Reference Stocks, the notes do not actually pay interest that tracks the returns of any or all of the Reference Stocks.  You should consider, among other things, the overall effective annual percentage rate of interest to maturity as compared to other equivalent investment alternatives.

•
CREDIT RISK OF JPMORGAN CHASE & CO. — The notes are subject to the credit risk of JPMorgan Chase & Co., and our credit ratings and credit spreads may adversely affect the market value of the notes.  Investors are dependent on JPMorgan Chase & Co.’s ability to pay all amounts due on the notes.  Any actual or potential change in our creditworthiness or credit spreads, as determined by the market for taking our credit risk, is likely to adversely affect the value of the notes.  If we were to default on our payment obligations, you may not receive any amounts owed to you under the notes and you could lose your entire investment.

•
THE AUTOMATIC CALL FEATURE MAY FORCE A POTENTIAL EARLY EXIT — If the notes are automatically called, the amount of Contingent Interest Payments made on the notes may be less than the amount of Contingent Interest Payments that might have been payable if the notes were held to maturity, and, for each $1,000 principal amount note, you will receive on the applicable Call Settlement Date $1,000 plus any Contingent Interest Payment payable on the Interest Payment Date corresponding to the applicable Call Settlement Date.

JPMorgan Structured Investments —
Auto Callable Contingent Interest Accrual Notes Linked to the Least Performing of the Common Shares of Aetna Inc., the Common Stock of Cigna Corporation, the Common Stock of The Hartford Financial Services Group, Inc. and the Common Stock of MetLife, Inc.
TS-4

•
REINVESTMENT RISK — If your notes are automatically called, the term of the notes may be reduced to as short as approximately three months and you will not receive any Contingent Interest Payments after the applicable Call Settlement Date.  There is no guarantee that you would be able to reinvest the proceeds from an investment in the notes at a comparable return and/or with a comparable interest rate for a similar level of risk in the event the notes are automatically called prior to the Maturity Date.

•
THE APPRECIATION POTENTIAL OF THE NOTES IS LIMITED, AND YOU WILL NOT PARTICIPATE IN ANY APPRECIATION IN THE PRICE OF ANY REFERENCE STOCK — The appreciation potential of the notes is limited to the sum of any Contingent Interest Payments that may be paid over the term of the notes, regardless of any appreciation in the price of any Reference Stock, which may be significant.  You will not participate in any appreciation in the price of any Reference Stock.  Accordingly, the return on the notes may be significantly less than the return on a direct investment in any Reference Stock during the term of the notes.

•
THE AMOUNT OF ANY CONTINGENT INTEREST PAYMENT IS BASED ON THE CLOSING PRICE OF EACH REFERENCE STOCK, WHICH MAY RESULT IN AN EFFECTIVE INTEREST RATE OF ZERO — Although the Contingent Interest Rate is a fixed rate, for every scheduled trading day during any Accrual Determination Period on which the closing price of one share of any Reference Stock is less than its Interest Barrier, the amount of the Contingent Interest Payment for that Accrual Determination Period will be reduced.  The amount of interest that accrues on the notes in any Accrual Determination Period may decrease even if one or more of the Reference Stocks appreciates.  If, on each scheduled trading day of an Accrual Determination Period, the closing price of one share of any Reference Stock is less than its Interest Barrier, the effective interest rate for that Accrual Determination Period would be zero.  In that event, you will not be compensated for any loss in value due to inflation and other factors relating to the value of money over time during that period.

•
POTENTIAL CONFLICTS — We and our affiliates play a variety of roles in connection with the issuance of the notes, including acting as calculation agent and as an agent of the offering of the notes, hedging our obligations under the notes and making the assumptions used to determine the pricing of the notes and the estimated value of the notes when the terms of the notes are set, which we refer to as JPMS’s estimated value.  In performing these duties, our economic interests and the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the notes.  In addition, our business activities, including hedging and trading activities, could cause our economic interests to be adverse to yours and could adversely affect any payment on the notes and the value of the notes.  It is possible that hedging or trading activities of ours or our affiliates in connection with the notes could result in substantial returns for us or our affiliates while the value of the notes declines.  Please refer to “Risk Factors — Risks Relating to Conflicts of Interest” in the accompanying product supplement no. 4a-I for additional information about these risks.

We and/or our affiliates may also currently or from time to time engage in business with the Reference Stock issuers, including extending loans to, or making equity investments in, the Reference Stock issuers or providing advisory services to the Reference Stock issuers.  In addition, one or more of our affiliates may publish research reports or otherwise express opinions with respect to the Reference Stock issuers, and these reports may or may not recommend that investors buy or hold any of the Reference Stocks.  As a prospective purchaser of the notes, you should undertake an independent investigation of the Reference Stock issuers that in your judgment is appropriate to make an informed decision with respect to an investment in the notes.

•
YOU ARE EXPOSED TO THE RISK OF DECLINE IN THE CLOSING PRICE OF ONE SHARE OF EACH REFERENCE STOCK — Your return on the notes and your payment at maturity, if any, is not linked to a basket consisting of the Reference Stocks.  If the notes have not been automatically called, your payment at maturity is contingent upon the performance of each individual Reference Stock such that you will be equally exposed to the risks related to any of the Reference Stocks.  The performance of the Reference Stocks may not be correlated.  Poor performance by any of the Reference Stocks over the term of the notes may negatively affect whether you will receive a Contingent Interest Payment on any Interest Payment Date and your payment at maturity and will not be offset or mitigated by positive performance by any other Reference Stock.  Accordingly, your investment is subject to the risk of decline in the closing price of one share of each Reference Stock.

•
THE BENEFIT PROVIDED BY THE TRIGGER LEVEL MAY TERMINATE ON THE FINAL REVIEW DATE — If the Final Stock Price of any Reference Stock is less than its Trigger Level (i.e., a Trigger Event occurs) and the notes have not been automatically called, the benefit provided by the Trigger Level will terminate and you will be fully exposed to any depreciation in the closing price of one share of the Least Performing Reference Stock.

•
YOUR PAYMENT AT MATURITY MAY BE DETERMINED BY THE LEAST PERFORMING REFERENCE STOCK — Because the payment at maturity will be determined based on the performance of the Least Performing Reference Stock, you will not benefit from the performance of the other Reference Stocks.  Accordingly, if the notes have not been automatically called and a Trigger Event has occurred, you will lose some or all of your principal amount at maturity, even if the Final Stock Price of another Reference Stock is greater than or equal to its Initial Stock Price.

•
JPMS’S ESTIMATED VALUE OF THE NOTES WILL BE LOWER THAN THE ORIGINAL ISSUE PRICE (PRICE TO PUBLIC) OF THE NOTES — JPMS’s estimated value is only an estimate using several factors.  The original issue price of the notes will exceed JPMS’s estimated value because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes.  These costs include the selling commissions, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes.  See “JPMS’s Estimated Value of the Notes” in this term sheet.

JPMorgan Structured Investments —
Auto Callable Contingent Interest Accrual Notes Linked to the Least Performing of the Common Shares of Aetna Inc., the Common Stock of Cigna Corporation, the Common Stock of The Hartford Financial Services Group, Inc. and the Common Stock of MetLife, Inc.
TS-5

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JPMS’S ESTIMATED VALUE DOES NOT REPRESENT FUTURE VALUES OF THE NOTES AND MAY DIFFER FROM OTHERS’ ESTIMATES — JPMS’s estimated value of the notes is determined by reference to JPMS’s internal pricing models when the terms of the notes are set.  This estimated value is based on market conditions and other relevant factors existing at that time and JPMS’s assumptions about market parameters, which can include volatility, dividend rates, interest rates and other factors.  Different pricing models and assumptions could provide valuations for notes that are greater than or less than JPMS’s estimated value.  In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect.  On future dates, the value of the notes could change significantly based on, among other things, changes in market conditions, our creditworthiness, interest rate movements and other relevant factors, which may impact the price, if any, at which JPMS would be willing to buy notes from you in secondary market transactions.  See “JPMS’s Estimated Value of the Notes” in this term sheet.

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JPMS’S ESTIMATED VALUE IS NOT DETERMINED BY REFERENCE TO CREDIT SPREADS FOR OUR CONVENTIONAL FIXED-RATE DEBT — The internal funding rate used in the determination of JPMS’s estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt.  The discount is based on, among other things, our view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for our conventional fixed-rate debt.  If JPMS were to use the interest rate implied by our conventional fixed-rate credit spreads, we would expect the economic terms of the notes to be more favorable to you.  Consequently, our use of an internal funding rate would have an adverse effect on the terms of the notes and any secondary market prices of the notes.  See “JPMS’s Estimated Value of the Notes” in this term sheet.

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THE VALUE OF THE NOTES AS PUBLISHED BY JPMS (AND WHICH MAY BE REFLECTED ON CUSTOMER ACCOUNT STATEMENTS) MAY BE HIGHER THAN JPMS’S THEN-CURRENT ESTIMATED VALUE OF THE NOTES FOR A LIMITED TIME PERIOD — We generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period.  These costs can include projected hedging profits, if any, and, in some circumstances, estimated hedging costs and our secondary market credit spreads for structured debt issuances.  See “Secondary Market Prices of the Notes” in this term sheet for additional information relating to this initial period.  Accordingly, the estimated value of your notes during this initial period may be lower than the value of the notes as published by JPMS (and which may be shown on your customer account statements).

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SECONDARY MARKET PRICES OF THE NOTES WILL LIKELY BE LOWER THAN THE ORIGINAL ISSUE PRICE OF THE NOTES — Any secondary market prices of the notes will likely be lower than the original issue price of the notes because, among other things, secondary market prices take into account our secondary market credit spreads for structured debt issuances and, also, because secondary market prices (a) exclude selling commissions and (b) may exclude projected hedging profits, if any, and estimated hedging costs that are included in the original issue price of the notes.  As a result, the price, if any, at which JPMS will be willing to buy notes from you in secondary market transactions, if at all, is likely to be lower than the original issue price.  Any sale by you prior to the Maturity Date could result in a substantial loss to you.  See the immediately following risk consideration for information about additional factors that will impact any secondary market prices of the notes.

The notes are not designed to be short-term trading instruments.  Accordingly, you should be able and willing to hold your notes to maturity.  See “— Lack of Liquidity” below.

•
SECONDARY MARKET PRICES OF THE NOTES WILL BE IMPACTED BY MANY ECONOMIC AND MARKET FACTORS — The secondary market price of the notes during their term will be impacted by a number of economic and market factors, which may either offset or magnify each other, aside from the selling commissions, projected hedging profits, if any, estimated hedging costs and the closing prices of one share of the Reference Stocks, including:

•	any actual or potential change in our creditworthiness or credit spreads;
•	customary bid-ask spreads for similarly sized trades;
•	secondary market credit spreads for structured debt issuances;
•	the actual and expected volatility in the prices of the Reference Stocks;
•	the time to maturity of the notes;
•
whether the closing price of one share of any Reference Stock has been, or is expected to be, less than its Interest Barrier on any scheduled trading day during an Accrual Determination Period and whether a Trigger Event is expected to occur;

•	the likelihood of an automatic call being triggered;
•	the dividend rates on the Reference Stocks;
•	the actual and expected positive or negative correlation among the Reference Stocks, or the actual or expected absence of any such correlation;
•	interest and yield rates in the market generally;
•	the occurrence of certain events affecting the issuer of a Reference Stock that may or may not require an adjustment to its Stock Adjustment Factor, including a merger or acquisition; and
•	a variety of other economic, financial, political, regulatory and judicial events.

JPMorgan Structured Investments —
Auto Callable Contingent Interest Accrual Notes Linked to the Least Performing of the Common Shares of Aetna Inc., the Common Stock of Cigna Corporation, the Common Stock of The Hartford Financial Services Group, Inc. and the Common Stock of MetLife, Inc.
TS-6

Additionally, independent pricing vendors and/or third party broker-dealers may publish a price for the notes, which may also be reflected on customer account statements.  This price may be different (higher or lower) than the price of the notes, if any, at which JPMS may be willing to purchase your notes in the secondary market.

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NO OWNERSHIP OR DIVIDEND RIGHTS IN THE REFERENCE STOCKS — As a holder of the notes, you will not have any ownership interest or rights in any of the Reference Stocks, such as voting rights or dividend payments.  In addition, the issuers of the Reference Stocks will not have any obligation to consider your interests as a holder of the notes in taking any corporate action that might affect the value of the Reference Stocks and the notes.

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NO AFFILIATION WITH THE REFERENCE STOCK ISSUERS — We are not affiliated with the issuers of the Reference Stocks.  We have not independently verified any of the information about the Reference Stock issuers contained in this pricing supplement.  You should undertake your own investigation into the Reference Stocks and their issuers.  We are not responsible for the Reference Stock issuers’ public disclosure of information, whether contained in SEC filings or otherwise.

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SINGLE STOCK RISK — The price of any Reference Stock can fall sharply due to factors specific to that Reference Stock and its issuer, such as stock price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock market volatility and levels, interest rates and economic and political conditions.

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VOLATILITY RISK — Greater expected volatility with respect to a Reference Stock indicates a greater likelihood as of the Pricing Date that the closing price of one share of that Reference Stock could be less than its Interest Barrier on a scheduled trading day during an Accrual Determination Period and/or that a Trigger Event could occur.  A Reference Stock’s volatility, however, can change significantly over the term of the notes.  The closing price of one share of a Reference Stock could fall sharply on any day during the term of the notes, which could result in your not receiving any Contingent Interest Payment or a significant loss of principal, or both.

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RISKS RELATED TO THE INSURANCE INDUSTRY — Each of the Reference Stocks is issued by a company whose business is associated with the insurance industry.  As a result, the notes are subject to risks associated with the insurance industry, including, but not limited to: changes in laws and regulations related to insurance, or in interpretations thereof, by federal, state, local and international regulators, including the implementation of the Patient Protection and Affordable Care Act and the Health Care and Education Reconciliation Act of 2010; federal and state government investigation and prosecution of health care and other insurance fraud; risks related to reinsurance, including the availability, adequacy, or affordability of reinsurance coverage and the credit risk of reinsurance companies; vulnerability to losses from both natural and man-made catastrophes; the emergence of unexpected and unintended claim and coverage issues; changes in interest rates; price and market competition; and the imposition of premium rate caps.  A downturn in the insurance industry generally may adversely affect any payment on the notes and the value of the notes.

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LACK OF LIQUIDITY — The notes will not be listed on any securities exchange.  JPMS intends to offer to purchase the notes in the secondary market but is not required to do so.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily.  Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which JPMS is willing to buy the notes.

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THE ANTI-DILUTION PROTECTION FOR EACH REFERENCE STOCK IS LIMITED AND MAY BE DISCRETIONARY — The calculation agent will make adjustments to the Stock Adjustment Factor for certain corporate events affecting each Reference Stock.  However, the calculation agent will not make an adjustment in response to all events that could affect each Reference Stock.  If an event occurs that does not require the calculation agent to make an adjustment, the value of the notes may be materially and adversely affected.  You should also be aware that the calculation agent may make adjustments in response to events that are not described in the accompanying product supplement to account for any diluting or concentrative effect, but the calculation agent is under no obligation to do so or to consider your interests as a holder of the notes in making these determinations.

•
THE FINAL TERMS AND VALUATION OF THE NOTES WILL BE PROVIDED IN THE PRICING SUPPLEMENT — The final terms of the notes will be based on relevant market conditions when the terms of the notes are set and will be provided in the pricing supplement.  In particular, each of JPMS’s estimated value and the Contingent Interest Rate will be provided in the pricing supplement and each may be as low as the applicable minimum set forth on the cover of this term sheet.  Accordingly, you should consider your potential investment in the notes based on the minimums for JPMS’s estimated value and the Contingent Interest Rate.

JPMorgan Structured Investments —
Auto Callable Contingent Interest Accrual Notes Linked to the Least Performing of the Common Shares of Aetna Inc., the Common Stock of Cigna Corporation, the Common Stock of The Hartford Financial Services Group, Inc. and the Common Stock of MetLife, Inc.
TS-7

Hypothetical Examples of Calculation of the Contingent Interest Payment for an Accrual Determination Period

The following examples show how to calculate the Contingent Interest Payment for a hypothetical Accrual Determination Period.  The examples assume that there are 21 scheduled trading days in the applicable Accrual Determination Period and a Contingent Interest Rate of 7.15% per annum.  The actual Contingent Interest Rate will be provided in the pricing supplement and will not be less than 7.15% annum.  The hypothetical closing prices and Contingent Interest Payments set forth below are for illustrative purposes only and may not correspond to the actual closing prices and Contingent Interest Payment for any Accrual Determination Period applicable to a purchaser of the notes.  The numbers appearing in the following examples have been rounded for ease of analysis.

Example 1: The closing price of one share of each Reference Stock is greater than or equal to its Interest Barrier on 14 scheduled trading days during the Accrual Determination Period.  In this case, the Contingent Interest Payment for the Accrual Determination Period is $3.97, calculated as follows:

$1,000 × (14 / 252) × 7.15% = $3.97

Example 2: The closing price of one share of each Reference Stock is greater than or equal to its Interest Barrier on 7 scheduled trading days during the Accrual Determination Period. In this case, the Contingent Interest Payment for the Accrual Determination Period is $1.99, calculated as follows:

$1,000 × (7 / 252) × 7.15% = $1.99

Example 3: The closing price of one share of at least one Reference Stock is less than its Interest Barrier on each scheduled trading day during the Accrual Determination Period. In this case, the Contingent Interest Payment for the Accrual Determination Period is $0.00.

JPMorgan Structured Investments —
Auto Callable Contingent Interest Accrual Notes Linked to the Least Performing of the Common Shares of Aetna Inc., the Common Stock of Cigna Corporation, the Common Stock of The Hartford Financial Services Group, Inc. and the Common Stock of MetLife, Inc.
TS-8

What Is the Payment at Maturity or upon Automatic Call on the Notes, Assuming a Range of Performance for the Reference Stock?

The following table, graph and examples illustrate the hypothetical payment at maturity or upon automatic call on the notes.    Each hypothetical payment set forth below assumes that the Least Performing Reference Stock is the common stock of The Hartford Financial Services Group, Inc. and that the closing price of one share of each of the other Reference Stocks on each Review Date is greater than or equal to its Initial Stock Price (and therefore its Interest Barrier and Trigger Level).  We make no representation or warranty as to which of the Reference Stocks will be the Least Performing Reference Stock for purposes of calculating your actual payment at maturity, if any, or as to what the closing price of one share of any Reference Stock will be on any Review Date.  In addition, the following table and examples assume an Initial Stock Price for the Least Performing Reference Stock of $42 and an Interest Barrier and a Trigger Level of $26.67 (equal to 63.50% of the hypothetical Initial Stock Price of the Least Performing Reference Stock).  Each hypothetical payment at maturity or upon automatic call does not reflect any Contingent Interest Payments that might be payable.  Each hypothetical payment at maturity or upon automatic call set forth below is for illustrative purposes only and may not be the actual total return or payment at maturity or upon automatic call applicable to a purchaser of the notes.  The numbers appearing in the following table, graph and in the examples on the following page have been rounded for ease of analysis.

	Review Dates Prior to the Final Review Date		Final Review Date
Closing Price of the Least Performing Reference Stock	Least Performing Reference Stock Appreciation / Depreciation at Review Date	Payment on Call Settlement Date (1)	Least Performing Stock Return	Payment at Maturity If a Trigger Event Has Not Occurred (2)	Payment at Maturity If a Trigger Event Has Occurred (2)
$75.6000	80.00%	$1,000.00	80.00%	$1,000.00	N/A
$71.4000	70.00%	$1,000.00	70.00%	$1,000.00	N/A
$67.2000	60.00%	$1,000.00	60.00%	$1,000.00	N/A
$63.0000	50.00%	$1,000.00	50.00%	$1,000.00	N/A
$58.8000	40.00%	$1,000.00	40.00%	$1,000.00	N/A
$54.6000	30.00%	$1,000.00	30.00%	$1,000.00	N/A
$50.4000	20.00%	$1,000.00	20.00%	$1,000.00	N/A
$48.3000	15.00%	$1,000.00	15.00%	$1,000.00	N/A
$46.2000	10.00%	$1,000.00	10.00%	$1,000.00	N/A
$44.1000	5.00%	$1,000.00	5.00%	$1,000.00	N/A
$42.0000	0.00%	$1,000.00	0.00%	$1,000.00	N/A
$39.9000	-5.00%	N/A	-5.00%	$1,000.00	N/A
$37.8000	-10.00%	N/A	-10.00%	$1,000.00	N/A
$33.6000	-20.00%	N/A	-20.00%	$1,000.00	N/A
$29.4000	-30.00%	N/A	-30.00%	$1,000.00	N/A
$26.6700	-36.50%	N/A	-36.50%	$1,000.00	N/A
$26.6658	-36.51%	N/A	-36.51%	N/A	$634.90
$25.2000	-40.00%	N/A	-40.00%	N/A	$600.00
$21.0000	-50.00%	N/A	-50.00%	N/A	$500.00
$16.8000	-60.00%	N/A	-60.00%	N/A	$400.00
$12.6000	-70.00%	N/A	-70.00%	N/A	$300.00
$8.4000	-80.00%	N/A	-80.00%	N/A	$200.00
$4.2000	-90.00%	N/A	-90.00%	N/A	$100.00
$0.0000	-100.00%	N/A	-100.00%	N/A	$0.00
(1)
The notes will be automatically called if the closing price of one share of each Reference Stock on any Review Date (other than the final Review Date) is greater than or equal to its Initial Stock Price.

(2)	A Trigger Event occurs if the Final Stock Price (i.e., the closing price on the final Review Date) of any Reference Stock is less than its Trigger Level.

JPMorgan Structured Investments —
Auto Callable Contingent Interest Accrual Notes Linked to the Least Performing of the Common Shares of Aetna Inc., the Common Stock of Cigna Corporation, the Common Stock of The Hartford Financial Services Group, Inc. and the Common Stock of MetLife, Inc.
TS-9

Hypothetical Examples of Amount Payable at Maturity or upon Automatic Call on the Notes

The following examples illustrate how the payment at maturity or upon automatic call in different hypothetical scenarios is calculated.

Example 1: The closing price of one share of the Least Performing Reference Stock increases from its Initial Stock Price of $42 to a closing price of $44.10 on the first Review Date.  Because the closing price of one share of each Reference Stock on the first Review Date is greater than its Initial Stock Price, the notes are automatically called.  Accordingly, the investor receives a payment of $1,000 per $1,000 principal amount note on the relevant Call Settlement Date.

Example 2: The notes have not been automatically called prior to maturity and the closing price of one share of the Least Performing Reference Stock decreases from its Initial Stock Price of $42 to a closing price of $33.60 on the final Review Date — A Trigger Event has not occurred.    Because the notes have not been automatically called prior to maturity and a Trigger Event has not occurred, even though the Final Stock Price of the Least Performing Reference Stock is less than its Initial Stock Price, the investor receives at maturity a full repayment of principal equal to $1,000 per $1,000 principal amount note.

Example 3: The notes have not been automatically called prior to maturity and the closing price of one share of the Least Performing Reference Stock decreases from its Initial Stock Price of $42 to a closing price of $12.60 on the final Review Date — A Trigger Event has occurred.  Because the notes have not been automatically called prior to maturity, a Trigger Event has occurred and the Least Performing Stock Return is -70%, the investor receives a payment at maturity of $300 per $1,000 principal amount note, calculated as follows:

$1,000 + ($1,000 × -70%) = $300

The hypothetical payments on the notes shown above apply only if you hold the notes for their entire term or until automatically called.  These hypotheticals do not reflect fees or expenses that would be associated with any sale in the secondary market.  If these fees and expenses were included, the hypothetical payments shown above would likely be lower.

JPMorgan Structured Investments —
Auto Callable Contingent Interest Accrual Notes Linked to the Least Performing of the Common Shares of Aetna Inc., the Common Stock of Cigna Corporation, the Common Stock of The Hartford Financial Services Group, Inc. and the Common Stock of MetLife, Inc.
TS-10

The Reference Stocks

Public Information

All information contained herein on the Reference Stocks and on the Reference Stock issuers is derived from publicly available sources, without independent verification.  Companies with securities registered under the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act, are required to periodically file certain financial and other information specified by the SEC.  Information provided to or filed with the SEC by a Reference Stock issuer pursuant to the Exchange Act can be located by reference to its SEC file number provided below, and can be accessed through www.sec.gov.  We do not make any representation that these publicly available documents are accurate or complete.

Aetna Inc. (“Aetna”)

According to its publicly available filings with the SEC, Aetna is a health care benefits company that offers a range of traditional, voluntary and consumer-directed health insurance products and related services, including medical, pharmacy, dental, behavioral health, group life and disability plans, medical management capabilities, Medicaid health care management services, Medicare Advantage and Medicare supplement plans, workers’ compensation administrative services and health information technology products and services.  The common shares of Aetna, par value $0.01 per share, are listed on the New York Stock Exchange, which we refer to as the relevant exchange for purposes of Aetna in the accompanying product supplement no. 4a-I.  Aetna’s SEC file number is 001-16095.

Historical Information Regarding the Reference Stock

The following graph sets forth the historical performance of the common shares of Aetna based on the weekly closing prices of one common share of Aetna from January 2, 2009 through December 19, 2014.  The closing price of one common share of Aetna on December 23, 2014 was $89.45.  We obtained the closing prices below from the Bloomberg Professional® service (“Bloomberg”), without independent verification.  The closing prices may have been adjusted by Bloomberg for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, delistings and bankruptcy.

Since its inception, the closing price of one common share of Aetna has experienced significant fluctuations.  The historical performance of the common shares of Aetna should not be taken as an indication of future performance, and no assurance can be given as to the closing price of one share of the common shares of Aetna on the Pricing Date or any scheduled trading day or Review Date.  We cannot give you assurance that the performance of the common shares of Aetna will result in the return of any of your principal amount or the payment of any interest.

The dotted line in the graph above shows the value equal to 63.50% of the closing price of one common share of Aetna on December 23, 2014.  The actual Interest Barrier and Trigger Level of Aetna will be provided in the pricing supplement and will be 63.50% of the Initial Stock Price of Aetna.

Interest will not accrue on the notes on any scheduled trading day during an Accrual Determination Period if the closing price of one common share of Aetna on that scheduled trading day is less than its Interest Barrier of 63.50% of its Initial Stock Price.

JPMorgan Structured Investments —
Auto Callable Contingent Interest Accrual Notes Linked to the Least Performing of the Common Shares of Aetna Inc., the Common Stock of Cigna Corporation, the Common Stock of The Hartford Financial Services Group, Inc. and the Common Stock of MetLife, Inc.
TS-11

Cigna Corporation (“Cigna”)

According to its publicly available filings with the SEC, Cigna, together with its subsidiaries, is a global health services organization.  Cigna’s subsidiaries are providers of medical, dental, disability, life and accident insurance and related products and services.  The common stock of Cigna, par value $0.25 per share, is listed on the New York Stock Exchange, which we refer to as the relevant exchange for purposes of Cigna in the accompanying product supplement no. 4a-I.  Cigna’s SEC file number is 001-08323.

Historical Information Regarding the Reference Stock

The following graph sets forth the historical performance of the common stock of Cigna based on the weekly closing prices of one share of the common stock of Cigna from January 2, 2009 through December 19, 2014. The closing price of one share of the common stock of Cigna on December 23, 2014 was $104.31.  We obtained the closing prices below from Bloomberg, without independent verification.  The closing prices may have been adjusted by Bloomberg for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, delistings and bankruptcy.

Since its inception, the closing price of one share of the common stock of Cigna has experienced significant fluctuations.  The historical performance of the common stock of Cigna should not be taken as an indication of future performance, and no assurance can be given as to the closing price of one share of the common stock of Cigna on the Pricing Date or any scheduled trading day or Review Date.  We cannot give you assurance that the performance of the common stock of Cigna will result in the return of any of your principal amount or the payment of any interest.

The dotted line in the graph above shows the value equal to 63.50% of the closing price of one share of the common stock of Cigna on December 23, 2014.  The actual Interest Barrier and Trigger Level of Cigna will be provided in the pricing supplement and will be 63.50% of the Initial Stock Price of Cigna.

Interest will not accrue on the notes on any scheduled trading day during an Accrual Determination Period if the closing price of one share of the common stock of Cigna on that scheduled trading day is less than its Interest Barrier of 63.50% of its Initial Stock Price.

The Hartford Financial Services Group, Inc. (“Hartford”)

According to its publicly available filings with the SEC, Hartford, together with its subsidiaries, is an insurance and financial services company that provides property and casualty insurance and investment products to both individual and business customers and manages life and annuity products previously sold.  The common stock of Hartford, par value $0.01 per share, is listed on the New York Stock Exchange, which we refer to as the relevant exchange for purposes of Hartford in the accompanying product supplement no. 4a-I.  Hartford’s SEC file number is 001-13958.

Historical Information Regarding the Reference Stock

The following graph sets forth the historical performance of the common stock of Hartford based on the weekly closing prices of one share of the common stock of Hartford from January 2, 2009 through December 19, 2014.  The closing price of one share of the common stock of Hartford on December 23, 2014 was $42.25.  We obtained the closing prices below from Bloomberg, without independent verification.  The closing prices may have been adjusted by Bloomberg for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, delistings and bankruptcy.

Since its inception, the closing price of one share of the common stock of Hartford has experienced significant fluctuations.  The historical performance of the common stock of Hartford should not be taken as an indication of future performance, and no

JPMorgan Structured Investments —
Auto Callable Contingent Interest Accrual Notes Linked to the Least Performing of the Common Shares of Aetna Inc., the Common Stock of Cigna Corporation, the Common Stock of The Hartford Financial Services Group, Inc. and the Common Stock of MetLife, Inc.
TS-12

assurance can be given as to the closing price of one share of the common stock of Hartford on the Pricing Date or any scheduled trading day or Review Date.  We cannot give you assurance that the performance of the common stock of Hartford will result in the return of any of your principal amount or the payment of any interest.

The dotted line in the graph above shows the value equal to 63.50% of the closing price of one share of the common stock of Hartford on December 23, 2014.  The actual Interest Barrier and Trigger Level of Hartford will be provided in the pricing supplement and will be 63.50% of the Initial Stock Price of Hartford.

Interest will not accrue on the notes on any scheduled trading day during an Accrual Determination Period if the closing price of one share of the common stock of Hartford on that scheduled trading day is less than its Interest Barrier of 63.50% of its Initial Stock Price.

MetLife, Inc. (“MetLife”)

According to its publicly available filings with the SEC, MetLife is a global provider of insurance, annuities and employee benefit programs.  The common stock of MetLife, par value $0.01 per share, is listed on the New York Stock Exchange, which we refer to as the relevant exchange for purposes of MetLife in the accompanying product supplement no. 4a-I.  MetLife’s SEC file number is 001-15787.

Historical Information Regarding the Reference Stock

The following graph sets forth the historical performance of the common stock of MetLife based on the weekly closing prices of one share of the common stock of MetLife from January 2, 2009 through December 19, 2014.  The closing price of one share of the common stock of MetLife on December 23, 2014 was $55.01.  We obtained the closing prices below from Bloomberg, without independent verification.  The closing prices may have been adjusted by Bloomberg for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, delistings and bankruptcy.

Since its inception, the closing price of one share of the common stock of MetLife has experienced significant fluctuations.  The historical performance of the common stock of MetLife should not be taken as an indication of future performance, and no assurance can be given as to the closing price of one share of the common stock of MetLife on the Pricing Date or any scheduled trading day or Review Date.  We cannot give you assurance that the performance of the common stock of MetLife will result in the return of any of your principal amount or the payment of any interest.  We make no representation as to the amount of dividends, if any, that the common stock of MetLife will pay in the future.  In any event, as an investor in the notes, you will not be entitled to receive dividends, if any, that may be payable on the common stock of MetLife.

JPMorgan Structured Investments —
Auto Callable Contingent Interest Accrual Notes Linked to the Least Performing of the Common Shares of Aetna Inc., the Common Stock of Cigna Corporation, the Common Stock of The Hartford Financial Services Group, Inc. and the Common Stock of MetLife, Inc.
TS-13

The dotted line in the graph above shows the value equal to 63.50% of the closing price of one share of the common stock of MetLife on December 23, 2014.  The actual Interest Barrier and Trigger Level of MetLife will be provided in the pricing supplement and will be 63.50% of the Initial Stock Price of MetLife.

Interest will not accrue on the notes on any scheduled trading day during an Accrual Determination Period if the closing price of one share of the common stock of MetLife on that scheduled trading day is less than the Interest Barrier of 63.50% of its Initial Stock Price.

JPMS’s Estimated Value of the Notes

JPMS’s estimated value of the notes set forth on the cover of this term sheet is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the notes, valued using our internal funding rate for structured debt described below, and (2) the derivative or derivatives underlying the economic terms of the notes.  JPMS’s estimated value does not represent a minimum price at which JPMS would be willing to buy your notes in any secondary market (if any exists) at any time.  The internal funding rate used in the determination of JPMS’s estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt.   For additional information, see “Selected Risk Considerations — JPMS’s Estimated Value Is Not Determined by Reference to Credit Spreads for Our Conventional Fixed-Rate Debt.”  The value of the derivative or derivatives underlying the economic terms of the notes is derived from JPMS’s internal pricing models.  These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, dividend rates, interest rates and other factors, as well as assumptions about future market events and/or environments.  Accordingly, JPMS’s estimated value of the notes is determined when the terms of the notes are set based on market conditions and other relevant factors and assumptions existing at that time.  See “Selected Risk Considerations — JPMS’s Estimated Value Does Not Represent Future Values of the Notes and May Differ from Others’ Estimates.”

JPMS’s estimated value of the notes will be lower than the original issue price of the notes because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes.  These costs include the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes.  Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss.  A portion of the profits realized in hedging our obligations under the notes may be allowed to other affiliated or unaffiliated dealers, and we or one or more of our affiliates will retain any remaining hedging profits.  See “Selected Risk Considerations — JPMS’s Estimated Value of the Notes Will Be Lower Than the Original Issue Price (Price to Public) of the Notes” in this term sheet.

Secondary Market Prices of the Notes

For information about factors that will impact any secondary market prices of the notes, see “Selected Risk Considerations — Secondary Market Prices of the Notes Will Be Impacted by Many Economic and Market Factors” in this term sheet.  In addition, we generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period that is intended to be the shorter of six months and one-half of the stated term of the notes.  The length of any such initial period reflects the structure of the notes, whether our affiliates expect to earn a profit in connection with our hedging activities, the estimated costs of hedging the notes and when these costs are incurred, as determined by JPMS.  See “Selected Risk Considerations — The Value of the Notes as Published by JPMS (and Which May Be Reflected on Customer Account Statements) May Be Higher Than JPMS’s Then-Current Estimated Value of the Notes for a Limited Time Period.”

JPMorgan Structured Investments —
Auto Callable Contingent Interest Accrual Notes Linked to the Least Performing of the Common Shares of Aetna Inc., the Common Stock of Cigna Corporation, the Common Stock of The Hartford Financial Services Group, Inc. and the Common Stock of MetLife, Inc.
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Supplemental Use of Proceeds

The notes are offered to meet investor demand for products that reflect the risk-return profile and market exposure provided by the notes.  See “Hypothetical Examples of Calculation of the Contingent Interest Payment for an Accrual Determination Period,”  “What is the Payment at Maturity or upon Automatic Call on the Notes, Assuming a Range of Performance for the Reference Stock?” and “Hypothetical Examples of Amount Payable at Maturity or upon Automatic Call on the Notes” in this term sheet for an illustration of the risk-return profile of the notes and “Selected Purchase Considerations — The Reference Stocks” in this term sheet for a description of the market exposure provided by the notes.

JPMorgan Structured Investments —
Auto Callable Contingent Interest Accrual Notes Linked to the Least Performing of the Common Shares of Aetna Inc., the Common Stock of Cigna Corporation, the Common Stock of The Hartford Financial Services Group, Inc. and the Common Stock of MetLife, Inc.
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